Exhibit 99.1
XO Holdings Reports First Quarter 2009 Financial Results
Continued Growth in Broadband Reaffirms XO’s Business Strategy
and Strong Competitive Position
HERNDON, VA – May 11, 2009 – XO Holdings, Inc. (OTCBB: XOHO) today announced its first quarter 2009 financial and operational results, reporting increased revenue and increased adjusted EBITDA compared to the same period last year. The company’s strong financial results were driven by continued growth in broadband offerings, comprised of its robust Data and IP products.
Total revenue for the first quarter of 2009 was $377.8 million, an increase of $16.7 million, or 4.6%, compared to the same period last year. Net loss in the first quarter of 2009 was $4.5 million, an improvement of $39.9 million, or 89.9%, compared to the $44.4 million net loss reported for the same period last year. Adjusted EBITDA (a non-GAAP financial measure) was $28.1 million in the first quarter of 2009, an increase of $22.6 million compared to the same period last year. This significant year-over-year improvement in adjusted EBITDA is primarily driven by XO’s continued investments in customers and infrastructure.
“These positive results are a tangible reflection of XO’s solid position as a leading broadband provider,” said Carl J. Grivner, chief executive officer of XO Holdings. “We’re capturing a greater share of the high-potential enterprise, SMB and carrier markets and realizing strong growth as a result of our expanding customer base and demand for innovative, cost-effective and flexible broadband solutions.”
First Quarter 2009 Financial Results

				% Change
				Q1 2009 –
($ in millions)	Q1 2009	Q4 2008	Q1 2008	Q1 2008
Revenue	$377.8	$375.2	$361.1	4.6%
Adjusted EBITDA (1)	$28.1	$34.4	$5.5	412.0%
Adjusted EBITDA % (2)	7.4%	9.2%	1.5%	389.4%
Net Income (Loss)	$(4.5)	$21.5	$(44.4)	-89.9%
Capital Expenditures	$40.3	$42.0	$65.3	-38.3%

(1)	Adjusted EBITDA is a Non-GAAP financial measure. See the footnote discussion accompanying the financial statements.

(2)	Adjusted EBITDA % is adjusted EBITDA divided by revenue. See the footnote discussion accompanying the financial statements.
Core Services
During the quarter XO Holdings continued to derive strong revenue growth from the company’s core broadband offerings, including high-speed Internet access, Ethernet, IP, private line and wavelength services — among other highly-scalable and cutting-edge products targeted toward the company’s business services and carrier customers.

In the first quarter of 2009, broadband offerings generated $189.5 million in revenue, an increase of $36.0 million, or 23.4% from the same period last year. This revenue growth is partially offset by the continued and expected decline in XO Holdings’ traditional Legacy/TDM services, which decreased $7.1 million, or 5.8% compared to the same period last year. The decrease in Legacy/TDM Services was anticipated as the company continues its transformation into a broadband-focused business.
First Quarter 2009 Service Revenue

				% Change Q1
($ in millions)	Q1 2009	Q4 2008	Q1 2008	2009 – Q1 2008
Core Broadband (1)	$189.5	$180.0	$153.5	23.4%
Core Integrated Voice	$73.7	$71.6	$85.9	-14.2%
Core Total	$263.2	$251.6	$239.4	9.9%
Legacy TDM Services	$114.6	$123.6	$121.7	-5.8%
Total Revenue	$377.8	$375.2	$361.1	4.6%

(1)	Formerly reported as “Core Data and IP Services”
First Quarter Network and Operations Highlights
XO Holdings continued to invest in the company’s network, expand its offerings and execute its strategic corporate initiative to transition to broadband. In doing so, the company implemented numerous initiatives across its business services and carrier business units to accelerate revenue growth and fortify the company’s competitive position, all while providing its customers with best-in-class products and customer care.
“Given today’s challenging economic environment, it’s more important than ever that businesses and carriers partner with a communications provider that understands their needs and enhances their competitive position with cost-effective broadband solutions,” added Grivner. “We’re confident that XO is that provider, and we remain committed to serving our customers with innovative broadband solutions that enable them to run their businesses more efficiently.”
To strengthen the company’s expertise and leadership, XO Holdings appointed Daniel Wagner as president of the Business Services business unit, effective January 15, 2009. A telecommunications industry veteran, Wagner formerly held several senior leadership positions at Global Crossing and brings a depth of experience and industry knowledge to the company. In this role, Wagner is dedicated to developing and implementing strategic initiatives that enhance revenue and drive operational efficiencies within Business Services.
With new leadership at the helm, Business Services continued to deploy its innovative services to leading companies throughout the U.S., enhanced its broadband product suite and expanded its national footprint. This included expanding the network to encompass the Raleigh, N.C. market and launching new product offerings such as XO Application Performance Management. In addition to securing new customers such as St. Louis University, Gold’s Gym and others, XO Business Services also received the prestigious Schedule 70 IT contract from the U.S. General Services Administration (GSA), thereby enabling the company to service federal and state governments, municipalities and other public sector institutions.
XO Communications’ Carrier Services business unit also strengthened its network and expanded its product set during the quarter. One such enhancement included the launch of a carrier-grade MPLS IP-VPN offering, a wide area networking service engineered to meet the unique requirements of the company’s wholesale customers. Further reinforcing XO’s understanding of, and responsiveness to, its customers’ needs, Carrier Services executed several rapid network service deployments for notable carriers and Internet Service Providers (ISPs) during the quarter. The business unit also surfaced strategic opportunities for international expansion by forming partnerships with companies such as Pacific Crossing, a trans-Pacific, privately owned carrier-class service provider.

Subsequent to the close of the first quarter, XO Communications realigned its offerings by integrating the Nextlink wireless broadband products into the company’s existing business units. This strategic decision to expand Business Services and Carrier Services will enable XO to manage, market and sell its offerings in a more efficient manner.
“XO continues to make strategic decisions that will position the company strongly in this competitive marketplace,” concluded Grivner. “We remain focused on optimizing our operations today for success in the future.”
Financial Highlights
In the first quarter of 2009, ACF Industries Holding Corp. agreed to extend the date on which XO Holdings would be required to redeem its shares of the company’s Class A Convertible Preferred Stock from January 15, 2010 to no later than April 15, 2010. ACF Industries Holding Corp. is an affiliate of Mr. Carl Icahn, the Chairman of the company’s board of directors, and holds approximately 77.4 percent of the outstanding shares of the Class A Convertible Preferred Stock.
About XO Holdings
XO Holdings, Inc. (OTCBB: XOHO.OB) is the holding company of XO Communications, LLC (XOC) and Nextlink Wireless, Inc. (Nextlink).
XOC is a leading provider of 21st century communications services for businesses and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network and extensive local metro networks and broadband wireless facilities, XOC offers customers a broad range of managed voice, data and IP services in 75 metropolitan markets across the United States. For more information, visit www.xo.com.
Nextlink, whose services going forward have been integrated into XOC’s Carrier Services business unit, has historically provided alternative access, backhaul and diverse network solutions and services for the carrier, business and government markets. As one of the nation’s largest holders of fixed wireless spectrum, Nextlink delivers high-quality, carrier-grade broadband wireless solutions that scale to meet the demands of today’s converged world of communications – supporting next-generation mobile and wireline voice, data and video applications. For more information, visit www.nextlink.com.
XO, XOptions, XOptions Flex and all related marks are either registered trademarks or trademarks of XO Communications in the United States and/or other countries. Nextlink is a registered trademark of Nextlink Wireless, Inc. in the United States and/or other countries.
Cautionary Language Concerning Forward-Looking Statements
The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include those describing our ability to remain an industry leader, enhance our communications solutions, broaden our customer reach, grow our revenues, expand our market share, continue to deliver a broad range of high-capacity network services and mid-band Ethernet services, pursue growth opportunities, meet the growing demand for high-speed Internet access services, scale to multi-terabit capable router nodes and obtain future long-term financing.  Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Nextlink and XOC may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, our ability to generate sufficient capital or to obtain additional financing on terms favorable to the company or at all.  Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law.
This press release contains certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available below in the accompanying financial statements.
Accompanying financial statements located at http://www.xo.com/about/Pages/investor.aspx
Contact:
Courtney Harper/Cassidy Neveux/Charlotte Walker
Reputation Partners (for XO Communications)
T: 312-819-5722

XO HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except for share and per share data)

	Three Months Ended
	March 31,	March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Revenue:	$377,825	$361,149

Cost of service (Excludes depreciation and amortization expense) (1)	220,004	228,344
Selling, general and administrative (2)	129,964	127,799
Depreciation and amortization	43,396	45,529
Loss on disposition of assets	1,515	46

Total costs and expenses	394,879	401,718
Loss from operations	(17,054)	(40,569)

Investment gain, net	9,757	4,121
Interest income	3,907	878
Other non-operating income	—	250
Interest expense	(786)	(8,750)

Net loss before income taxes	(4,176)	(44,070)

Income tax expense	(292)	(342)

Net loss	(4,468)	(44,412)

Preferred stock accretion	(19,508)	(3,701)

Net loss allocable to common shareholders	$(23,976)	$(48,113)

Net loss allocable to common shareholders per common share, basic and diluted	$(0.13)	$(0.26)

Weighted average shares, basic and diluted	182,075,035	182,075,035

Total adjusted EBITDA (3)	$28,111	$5,491

XO HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of
	March 31,	December 31,
	2009	2008
	(Unaudited)
Cash and cash equivalents	$283,638	$256,747
Marketable and other securities	107,683	117,148
Accounts receivable, net	145,729	152,622
Other current assets	35,862	41,200
Property and equipment, net	725,772	724,404
Intangibles, net	53,515	53,515
Other assets, net	42,602	30,348

Total assets	$1,394,801	$1,375,984

Accounts payable and other current liabilities	$307,676	$314,903
Other long-term liabilities	100,806	84,930
Class A convertible preferred stock	263,875	259,948
Class B convertible preferred stock	583,808	573,795
Class C perpetual preferred stock	206,446	200,877
Total stockholders’ deficit	(67,810)	(58,469)

Total liabilities, preferred stock and stockholders’ deficit	$1,394,801	$1,375,984

XO HOLDINGS, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss) before income taxes	$(4,176)	$16,467	$(44,070)

Depreciation and amortization	43,396	48,713	45,529

Loss on disposition of assets	1,515	4,171	46

Investment gain, net	(9,757)	(30,489)	(4,121)

Interest (income) expense, net	(3,121)	(4,680)	7,872

Other non-operating income	—	(2)	(250)

EBITDA	$27,857	$34,180	$5,006

Stock-based compensation	253	259	483

Adjusted EBITDA (3)	$28,110	$34,439	$5,489

(1)	For the three months ended March 31, 2008, we adjusted the tax expenditure due to certain taxes being overpaid and certain taxes being recorded as a reduction in the liability. The Company concluded the errors were not material and had an effect of increasing the loss by $4.1 million, or $0.02 per basic and diluted share.

(2)	In the fourth quarter of 2008, the Company determined that during each period between 2004 and the third quarter of 2008, it had incorrectly calculated the net present value for its underutilized operating leases. As a result, the Company’s underutilized operating lease liability was understated by $10.0 million as of March 31, 2008 and the net loss was understated by $1.1 million for the three months ended March 31, 2008. In addition, the Company recorded an immaterial prior period adjustment in December 2008.

(3)	Adjusted EBITDA is defined as net income or loss before depreciation, amortization, (gain)/loss impairment/disposal of assets, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance reported in accordance with generally accepted accounting principles in the United States. Rather, Adjusted EBITDA is an important measure used by management to assess operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our SEC filings.